EXHIBIT F
AMENDMENT NO. 1 TO SECURITIES PURCHASE AGREEMENT, DATED AS OF
MARCH 3, 2008, BETWEEN ASCENT SOLAR TECHNOLOGIES, INC. AND NORSK
HYDRO PRODUKSJON AS

AMENDMENT NO. 1 TO SECURITIES PURCHASE AGREEMENT
     AMENDMENT NO. 1, dated as of March 3, 2008 (this “Amendment”), to SECURITIES PURCHASE AGREEMENT, dated as of March 13, 2007 (the “Agreement”), between NORSK HYDRO PRODUKSJON AS, a corporation organized under the laws of the Kingdom of Norway (the “Investor”), and ASCENT SOLAR TECHNOLOGIES, INC., a corporation organized under the laws of the State of Delaware (the “Company”).
RECITALS
     WHEREAS, on March 13, 2007, the Investor and the Company entered into the Agreement, which, among other things, provides the Investor with options to purchase the Company’s securities.
     WHEREAS, Article III of the Agreement contains the terms and conditions of these options including the Initial Warrants Call Option and the Tranche 2 Call Option. While the intent of the Agreement was to provide for multiple exercises of the Tranche 2 Call Option to allow the Investor to reach up to a maximum of 35% of all issued and outstanding Company Common Stock, the language of Section 3.06 of the Agreement does not clearly provide for multiple exercises. The purpose of this Amendment is to clarify the potential and procedure for multiple exercises.
     WHEREAS, the capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meanings set forth in Section 1.01 of the Agreement or elsewhere therein.
AGREEMENT
     NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1. Amendment to Section 3.06. Section 3.06 shall be amended to read in its entirety as follows:
     SECTION 3.06. Tranche 2 Call Option. Upon the terms and subject to the conditions of this Agreement, the Company hereby irrevocably grants to the Investor the right to acquire and to require the Company to sell to the Investor the Tranche 2 Securities (the “Tranche 2 Call Option”). The Tranche 2 Call Option may be exercised, in full or in part and from time to time, by the Investor by providing written notice to the Company in accordance with Section 11.02, substantially in the form attached as Exhibit E hereto (the “Tranche 2 Call Notice”) at any time after 9:00 a.m., Denver, Colorado time, on the first day of the Option Exercise Period and prior to 5:00 p.m., Denver, Colorado time, on the last day of the Option Exercise Period. Such Tranche 2 Call Notice shall state (i) that the Investor is exercising the Tranche 2 Call Option and (ii) the number of (A) Tranche 2 Shares, (B) Option Class A Warrants and (C) Option Class B Warrants the Investor wishes to purchase, and, upon receipt of a Tranche 2 Call Notice, the

Company shall be obligated to sell the number of Tranche 2 Shares, Option Class A Warrants and Option Class B Warrants set forth in such Tranche 2 Call Notice, upon the terms and subject to the conditions set forth herein.
2. Amendment to Section 3.07. Section 3.07 shall be amended to read in its entirety as follows:
     SECTION 3.07. Tranche 2 Purchase Price. With respect to each exercise of the Tranche 2 Call Option, the purchase price for each (i) Tranche 2 Share subject to each exercise shall be an amount equal to the average of the closing bids for the Company Common Stock on Nasdaq during the five consecutive trading days ending on (and including) the trading day that is one (1) day prior to the date of exercise of the Tranche 2 Call Option (the “Tranche 2 Share Purchase Price”), (ii) Option Class A Warrant subject to each exercise shall be an amount equal to the average of the closing bids for the Company’s Class A Warrants on Nasdaq during the five consecutive trading days ending on (and including) the trading day that is one (1) day prior to the date of exercise of the Tranche 2 Call Option (the “Option Class A Warrant Purchase Price”) and (iii) Option Class B Warrant subject to each exercise shall be an amount equal to the average of the closing bids for the Company’s Class B Warrants on Nasdaq during the five consecutive trading days ending on (and including) the trading day that is one (1) day prior to the date of exercise of the Tranche 2 Call Option (the “Option Class B Warrant Purchase Price” and, together with the Tranche 2 Share Purchase Price and the Option Class A Warrant Purchase Price, the “Tranche 2 Purchase Price” and, together with the Tranche 1 Purchase Price and the Initial Warrants Purchase Price, the “Purchase Price”).
3. Amendment to Section 3.08. Section 3.08 shall be amended to read in its entirety as follows:
     SECTION 3.08. Second Closing. Unless this Agreement shall have been terminated in accordance with Section 10.01, and subject to the satisfaction or waiver of the conditions set forth in Article IX (except for Section 9.01(a), which must be satisfied as a condition to each Second Closing and cannot be waived), if a Tranche 2 Call Notice has been duly delivered pursuant to Section 3.06, the closing of each issuance, purchase and sale of the Tranche 2 Securities provided for in this Article III (each, a “Second Closing”) will take place at 12:30 p.m., Portland, Oregon time, on the second (2nd) business day after the satisfaction or waiver of the conditions set forth in Article IX (other than those that by their terms are to be satisfied or waived at such Second Closing), at the offices of Holland & Knight LLP, 2300 U.S. Bancorp Tower, 111 S.W. Fifth Avenue, Portland, Oregon 97204, unless another time, date or place is agreed to by the Investor and the Company.
4. Amendment to Section 3.09. Section 3.09 shall be amended to read in its entirety as follows:
     SECTION 3.09. Second Closing Deliveries by the Company. At each Second Closing, the Company shall deliver or cause to be delivered to the Investor:

     (a) duly executed certificates evidencing the Tranche 2 Securities as to which the Tranche 2 Call Option has been exercised, registered in the name of the Investor;
     (b) a receipt for the Tranche 2 Purchase Price; and
     (c) the documents, instruments, writings and payments contemplated or required to be delivered by the Company at the Second Closing pursuant to Section 9.02.
5. Amendment to Section 3.10. Section 3.10 shall be amended to read in its entirety as follows:
     SECTION 3.10. Second Closing Deliveries by the Investor. At each Second Closing, the Investor shall deliver to the Company:
     (a) the Tranche 2 Purchase Price by wire transfer in immediately available funds to an account specified by the Company in writing no less than two (2) business days prior to such Second Closing; and
     (b) the documents, instruments and writings contemplated or required to be delivered by the Investor at such Second Closing pursuant to Section 9.03.
6. Amendment to Section 3.11. Section 3.11 shall be amended to read in its entirety as follows:
     SECTION 3.11. Redemption of Class A Warrants. If the Class A Warrants have been redeemed by the Company in accordance with their terms on or prior to the date of the Initial Warrants Closing or a Second Closing, as the case may be, the Company shall issue to the Investor, and the Investor shall purchase, accept and acquire from the Company, a number of shares of Company Common Stock, at a price per share equal to the average of the closing bids for the Company Common Stock on Nasdaq during the five consecutive trading days ending on (and including) the trading day that is one (1) day prior to the date of exercise of the Initial Warrants Call Option or the Tranche 2 Call Option, as the case may be, sufficient to ensure that the Investor acquires the percentage ownership of the Company that it would otherwise have acquired had the Company not redeemed the Class A Warrants on or prior to such date.
7. Amendment to Section 7.04(e). Section 7.04(e) shall be amended to read in its entirety as follows:
     SECTION 7.04(e) From the date of this Agreement until the later of (i) the Initial Warrants Closing, and (ii) the first to occur of the Second Closing, if any, at which the Tranche 2 Call Option is exercised in full or exercised as to the remaining securities subject to the Tranche 2 Call Option (the “Final Second Closing”) and the expiration of the Option Exercise Period, the Company shall promptly notify the Investor in writing of any pending or, to the knowledge of the Company, threatened Action by any Governmental Authority or any other person (i) challenging or seeking material damages in connection with the Transactions or (ii) seeking to restrain or prohibit the consummation of the Transactions, which in either case would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect prior to or after the later of (i) the Initial Warrants Closing, and (ii) the first to occur of the Final Second Closing and the expiration of the Option Exercise Period.

8. Amendment to Section 7.08. Section 7.08 shall be amended to read in its entirety as follows:
     SECTION 7.08. Certain Notices. From and after the date of this Agreement until the later of the Initial Warrants Closing, the Final Second Closing and the expiration of the Option Exercise Period, each party shall promptly notify the other party of (i) the occurrence, or non-occurrence, of any event or any breach or misrepresentation that would reasonably be expected to cause any condition to the obligations of such party to effect the Transactions not to be satisfied or (ii) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement or any Ancillary Agreement that would reasonably be expected to result in any condition to the obligations of such party to effect the Transactions not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.08 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.
9. Amendment to Section 10.01. The preamble to Section 10.01 shall be amended to read in its entirety as follows:
     SECTION 10.01. Termination. This Agreement may be terminated and the Tranche 2 Transactions may be abandoned at any time prior to the first to occur of the Final Second Closing and the expiration of Option Exercise Period (the date of any such termination, the “Termination Date”).
10. Amendment to Section 10.04. Section 10.04 shall be amended to read in its entirety as follows:
     SECTION 10.04. Amendment. This Agreement may be amended by the parties hereto at any time prior to the later of (i) the Initial Warrants Closing and (ii) the Termination Date; provided, however, that, after the Stockholder Approval is obtained, no amendment may become effective that would by Law require approval of the stockholders of the Company, without approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.
11. Other Modifications. References to “the Second Closing” in the Agreement in addition to those addressed above in Sections 1 through 10 of this Amendment, including Sections 4.15(b), 4.15(e), 7.02, 7.03(a), 7.04(d), 7.09, 9.01, 9.02(a), (b),(c) and (g), 9.03(a),(b) and (c), and 11.01(a) of the Agreement, shall be deemed to mean “each Second Closing.”
12. Affirmation of Agreement. Except as expressly amended herein, all other terms and conditions of the Agreement shall remain in force and effect and are hereby affirmed and ratified.
13. Governing Law. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware. All actions and proceedings arising out of or relating to this Amendment shall be heard and determined exclusively in any Delaware state or federal court, in each case sitting in the City of Wilmington, New Castle County. The parties hereto hereby (a) submit to the exclusive jurisdiction of any Delaware state or federal court, in each case sitting in the City of Wilmington, New

Castle County, for the purpose of any Action arising out of or relating to this Amendment brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Amendment or the Transactions may not be enforced in or by any of the above-named courts.
     14. Counterparts. This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the Investor and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

NORSK HYDRO PRODUKSJON AS
By:	/s/ Jørgen C. Arentz Rostrup
	Name:	Jørgen C. Arentz Rostrup
	Title:	Chief Executive Officer

ASCENT SOLAR TECHNOLOGIES, INC.
By:	/s/ Dr. Mohan S. Misra
	Name:	Dr. Mohan S. Misra
	Title:	Chairman